SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported): September 8, 1998

                           SNAKE EYES GOLF CLUBS, INC.
             (Exact name of registrant as specified in its charter)


                   Delaware               0-26344           59-3303066
               (State or other          (Commission        (IRS Employer
               jurisdiction              File No.)      Identification No.)
              of incorporation)


   13000 Sawgrass Village Circle, Suite 30                 32082
   (Address of principal executive offices)               (Zip Code)

   Registrant's telephone number including area code:     (904) 273-8772

                          Golf Technology Holding, Inc.
          (Former name or former address, if changed since last report)



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   Item 3.   Bankruptcy or Receivership

        On September 8, 1998, Snake Eyes Golf Clubs, Inc. (the "Company") filed a voluntary petition under Chapter 11 of the Bankruptcy Code in United States Bankruptcy Court, Middle District of Florida, Jacksonville Division (Case No. 98-07248-3P1).

        Under the terms of the plan of liquidation filed with the Bankruptcy Court (the "Plan of Liquidation"), the Company plans to auction its business and assets, free and clear of all liens and liabilities, to a single high cash bidder. The Company anticipates that the auction will occur in approximately 45 days in conjunction with the Bankruptcy Court confirmation hearing on the Company's Plan of Liquidation. Under the Plan of Liquidation the proceeds will be distributed to pay creditors and thereafter to the Company's shareholders if sufficient funds remain. The Company has a $1.4 million "back-up" contract which will provide the opening bid at the auction.

        The Company's bankruptcy schedules reflect secured debt of approximately $100,000, unsecured debt of approximately $3 million, and preferred stock of approximately $14.8 million. The Company's common stock is held of record by approximately 700 shareholders.

   Item 7. Exhibits

        Exhibit 2.     Debtor's Plan of Liquidation

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 SNAKE EYES GOLF CLUBS, INC.


                                 By:/s/ Harold E. Hutchins
                                      Harold E. Hutchins
                                      Executive Officer

   September 8, 1998